EXHIBIT (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights”, and “Independent Registered Public Accounting Firm” and to the use of our report dated February 15, 2006 in the Registration Statement (Form N-1A) and incorporated by reference in the related prospectus and statement of additional information of the Driehaus Mutual Funds (comprising the Driehaus International Discovery Fund and Driehaus Emerging Markets Growth Fund), filed with the Securities Exchange Commission in this Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933 (File No. 333-05265) and in this Amendment No. 20 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-07655).
/s/ ERNST & YOUNG LLP
Chicago, Illinois
April 25, 2006